EXHIBIT 99.2

WSI Industries, Inc.

213 Chelsea Road

Monticello, MN 55362

February 26, 2018

Mr. Milton C. Ault III
Chief Executive Officer
DPW Holdings, Inc.
48430 Lakeview Blvd.
Fremont, CA 94538

Re: WSI Industries, Inc. (“WSI”)

Dear Mr. Ault,

I have received the letter from DPW Holdings, Inc. (“DPW”) dated February 16, 2018. I am writing on behalf of the WSI Board of Directors to respond to the requests DPW made in that letter.

The Board of Directors has reviewed DPW’s letter. DPW states that DPW is intending on commencing a tender offer for 50% of WSI’s shares. In connection with this tender offer that may result in DPW becoming a 50% owner of WSI’s shares, DPW makes several demands, each of which have been carefully considered by the WSI Board of Directors. First, DPW demands that the WSI Board appoint a committee of disinterested directors to approve DPW’s acquisition of WSI shares in the proposed tender offer under Minnesota Statutes Section 302A.673 (Business Combination Provisions). Second, DPW demands that this committee of the Board remove the protections to the other WSI shareholders of the Business Combination Provisions and allow DPW to engage in a “business combination” with WSI. Third, DPW also demands that the WSI Board of Directors take action to except DPW’s acquisition of WSI shares in the proposed tender offer from the protective provisions of the Control Share Acquisition Act (Minnesota Statutes 302A.671) so that DWP will not lose voting rights under these Control Share Acquisition Provisions. As explained below, the WSI Board of Directors is unable at this point to consider any of these actions until DPW provides more information about its intentions with respect to WSI and its shareholders.

While DPW has made demands to allow DPW to engage in a “business combination,” DPW’s letter does not in fact describe any business combination with WSI. The letter states DPW’s intention to conduct a tender offer to obtain control of 50% of WSI’s common stock, which is not a business combination.

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Please see Section 302A.011, subdivision 46 of Minnesota Statutes defining a business combination – i.e. a merger of WSI, an exchange of WSI common stock, a sale of all or substantially all of WSI’s assets, issuance of WSI’s stock, transfer of ownership in WSI’s subsidiaries, any plan or proposal for the liquidation or dissolution of WSI, any reclassification of WSI securities, or loans or guarantees from WSI.

The letter does not provide any information regarding the form of business combination DPW is proposing. The letter does not provide any information regarding the amount of consideration or form of consideration to WSI or its shareholders in the business combination. In particular, the Board is concerned with the fair treatment of those WSI shareholders who do not participate in DPW’s tender offer and will continue to own 50% of WSI’s shares. Nor does the letter provide any information regarding any other material terms of a business combination. Without this minimum information, the WSI Board does not consider DPW’s letter to constitute a “good faith definitive proposal regarding a business combination” under the Business Combination Provisions of Minnesota Statutes. This minimum information is critical to the WSI Board’s determination of whether it would be in the best interests of all WSI shareholders to waive any of the Business Combination Provisions.

DPW also requests that the WSI Board take steps to have WSI opt out of the Control Share Acquisition Provisions or otherwise exempt DPW from the application of the Control Share Acquisition Provisions. Like DPW’s requests relating to the Business Combination Provisions, DPW’s requests relating to the Control Share Acquisition Provisions are similarly defective because of a fundamental lack of critical information regarding DPW’s intentions toward WSI and the other WSI shareholders if DPW would gain control of 50% of WSI’s common stock in the proposed tender offer.

Accordingly, in order to consider DPW’s request relating to the Control Share Acquisition Provisions, the WSI Board requests that DPW provide additional information, including:

DPW’s plans or proposals (including plans or proposals under consideration) to take any of the following actions:

(1) liquidate or dissolve WSI,

(2) sell all or a substantial part of WSI’s assets, or merge WSI or exchange WSI’s shares with any other person,

(3) change the location of WSI’s principal place of business or of a material portion of WSI’s business activities,

(4) change materially WSI’s policies of employment,

(5) change materially WSI’s relationship with suppliers or customers or the communities in which WSI operates, or

(6) make any other material change in WSI’s business, corporate structure, or personnel.

This is the same information that DPW would be required to disclose to the other WSI shareholders if DPW violated the Control Share Acquisition Provisions. Accordingly, the WSI Board believes it is appropriate that DPW provide this information to the WSI Board as a condition to the WSI Board considering DPW’s requests under the Control Share Acquisition Provisions.

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The WSI Board wants to know quite simply: What does DPW intend to do after DPW acquires control of 50% of the WSI stock?

In DPW’s Form 10-Q for the quarter ended September 30, 2017, DPW reports that it had cash and cash equivalents of only $314,000. At a tender price of $6 per share in cash, DPW would need approximately $7.3 million in order to fund the tender offer proposed, or $7.0 million more than DPW’s cash and cash equivalents at September 30, 2017. Accordingly, in your response, please also provide information regarding the specific sources and amount funds to be used by DPW to conduct the proposed tender offer and any proposed business combination. DPW would be obligated to provide this information in its tender offer materials under Item 1007 of Regulation M-A and accordingly, the WSI Board is seeking the same information.

We also remind DPW of its obligations to accurately identify all of the members of its beneficial ownership group, including those group members who may provide financing for the proposed tender offer or a business combination. In particular, DPW discloses in its Schedule 13D dated December 29, 2017 that 77,937 shares of WSI common stock were “transferred in” from an unidentified source at an undisclosed price. This disclosure of DPW’s interests in WSI’s common stock is inadequate under Item 5 of Schedule 13D. This disclosure also suggests that the transferor and perhaps others are unidentified members of the DPW’s beneficial ownership group. The WSI Board will not consider any future request from DPW unless and until all members of the DPW’s beneficial ownership group are identified as required by the Securities Exchange Act of 1934 and Minnesota law.

The WSI Board of Directors will review and carefully consider any response from DPW, consistent with its fiduciary duties, in consultation with its advisors. The WSI Board of Directors will, as always, pursue the best course for the WSI shareholders.

Sincerely,

/s/ Michael J. Pudil

Michael J. Pudil

Chairman of the Board of Directors
WSI Industries, Inc.

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